PRIME RETAIL, INC.

                  EXHIBIT 12: COMPUTATION OF RATIO OF EARNINGS
    TO COMBINED FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS AND DIVIDENDS

              (Amounts in thousands, except for ratio information)

                                                      Nine Months Ended
                                                         September30
                                            ------------------------------------
                                                   1997                   1996
                                            --------------        --------------
 Income before minority interest            $      11,167         $       3,282
 Interest incurred                                 30,155                18,690
 Amortization of capitalized interest                 235                   208
 Amortization of debt issuance costs                1,818                 1,971
 Amortization of interest rate protection
      contracts                                     1,043                 1,101
 Less interest earned on interest rate
      protection contracts                            (86)                 (162)
 Less capitalized interest                         (3,176)               (2,256)
                                            --------------        --------------
      Earnings                                     41,156                22,834
                                            --------------        --------------

 Interest incurred                                 30,155                18,690
 Amortization of debt issuance costs                1,818                 1,971
 Amortization of interest rate protection
      contracts                                     1,043                 1,101
 Preferred stock distributions and dividends        9,280                11,236
                                            --------------        --------------
      Combined Fixed Charges and
         Preferred Stock Distributions
         and Dividends                             42,296                32,998
                                            --------------        --------------

 Excess of Combined Fixed Charges
      and Preferred Stock Distributions
      and Dividends over Earnings            $     (1,140)        $     (10,164)
                                            ==============        ==============